Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of ___________, 2009, between Mass Hysteria Entertainment Company, Inc., a Nevada corporation (the “Corporation”), and Daniel Grodnik (the “Employee”).

Introduction

The Corporation wishes to retain the services of the Employee and the Employee wishes to be employed by the Corporation, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment.  The Employee and the Corporation hereby agree upon the terms and conditions of employment  hereinafter set forth.

2. Term.  The term of this Agreement shall commence on the date hereof and continue until ____________, 2014 (the “Term”), unless sooner terminated as herein provided including termination under any of the subsections described in paragraph 9, 10 or 11.

3. Duties.  The Employee shall serve as Chief Executive Officer of the Corporation, in which capacities he shall be responsible for directing the operations and strategy of the Corporation and its subsidiaries and such other duties consistent with such position as the Board of Directors of the Corporation (the “Board”) shall determine from time to time.  Without limiting the foregoing, the Employee shall consult with the Board with respect to determining the Corporation’s business strategies.  The Employee shall receive no additional compensation for any services rendered as a Director in the event he is simultaneously employed by the Corporation and serving as a director of the Corporation. Employee will also serve as temporary Chief Financial Officer until such officer is located and engaged.

4. Compensation.

(a) Salary.  For all services rendered by the Employee pursuant to this Agreement, during the term of this Agreement the Corporation shall pay the Employee a salary at the annual rate of $360,000,  (which amount shall be automatically increased by ten percent (10%) when and if the Corporation’s  revenues, based on the trailing twelve months on a pro forma basis, exceed $1,000,000)  during the term of this Agreement.  The Board in its sole discretion may further increase said salary from time to time.  Payments hereunder shall be made at the same frequency as payments made to other employees of the Corporation.  In exercising such discretion, the Board of Directors shall, not less than once each year, assess the Employee’s performance relative to performance criteria discussed by the Board with the Employee and adopted by the Board at the beginning of such year.

(b) Bonus.   At any time, at the sole discretion of the Board, the Corporation may grant to the Employee a bonus in such amount and in such form, as it deems appropriate.  In addition, the Employee will earn a bonus as follows:  two percent (2%) of the gross worldwide theatrical box office sales (as reported by Daily Variety) on each theatrically released Mass Hysteria motion picture.

(c) Equity.   The Employee shall be granted an employee stock option to purchase common stock in an amount equal to 20,000,000 shares at an exercise price of $0.07 per share.  The options shall vest equally over a 5 year period (4,000,000 shares per year).  Each series of options  shall survive for 24 months following vesting, and may be exercised all or in part by employee, and each shall include a “cashless feature.”.

(d) Addition Allowance.  The Employee shall be also entitled to a payment of seventy five thousand dollars ($75,000) in the event that the Corporation produces any film during the Term with a budget of greater than $2,000,000 and less than $5,000,000 and shall be entitled to a payment of one hundred thousand dollars ($100,000) in the event that the Corporation produces any film during the Term with a budget of greater than $5,000,000.  Such allowance shall be paid no later than three (3) months following the release of the branded Mass Hysteria movie.  This additional allowance is only paid on theatrically released branded Mass Hysteria movies.

5. Full Time; Best Efforts.  During the term of this Agreement, the Employee shall use his best efforts to promote the interests of the Corporation and shall devote his full time and efforts to its business and affairs.  The Employee shall not engage in any other activity that could reasonably be expected to interfere with the performance of his duties, responsibilities and services hereunder.

6. Expenses.  The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and similar items.  The Corporation will reimburse the Employee for appropriate expenses upon the Employee’s presentation of an itemized account of such expenditures.  The Corporation shall at all times retain access to the records maintained by Employee relative to reimbursable expenses.

7. Benefits.  During the Term of this Agreement, the Employee shall be entitled to, and the Corporation shall provide the following benefits in addition to those specified in Section 4:

(a) Vacation.  The Employee shall be entitled to four (4) weeks paid vacation in each twelve (12) month period during the Term. Vacation may be taken at such time(s) as the Employee may determine provided that such vacation does not interfere with the Corporation’s business operations. The Employee must use his vacation in any event by December 31 of the year next following the year in which the vacation accrues or such vacation time shall expire.  The Employee shall not be entitled to compensation for unused vacation except that, upon termination of his employment, the Corporation shall pay to the Employee for all of his accrued, unexpired vacation time.  The Employee shall have his vacations paid for, provided that such vacation not exceed $15,000.

(b) Health Insurance.  At any time, the Corporation may,  at the sole discretion of the Board, pay for the Employee’s health and medical insurance consistent with those provided to other key employees of the Corporation through the Term of this Agreement.

(c) Life Insurance.  At any time  during the Term of this Agreement, the Corporation may,  at the sole discretion of the Board, pay for the Employee’s personal life insurance coverage up to a maximum amount of $2,500,000 per year.

(d) D&O Liability Insurance.  At any time  during the Term of this Agreement, the Corporation may,  at the sole discretion of the Board,  maintain in effect directors’ and officers’ liability insurance covering the Employee, with coverage reasonably satisfactory to the Employee.

(e) Car Allowance.   During the second year to the fifth year of this Agreement, the Corporation will provide to the Employee a car allowance of $1,000 each month during the Term of this Agreement and shall pay such car allowance not less frequently than monthly. Except as provided in Section 6 above, the Employee shall be responsible for insurance, maintenance, gas and all other items of operation for the car.

(f) Pension and Retirement Benefits.  At any time during the Term of this Agreement, the Corporation may,  and at the sole discretion of the Board, contribute an amount equal to ten percent (10%) of the Employee’s annual salary to a qualified retirement account either set up by the Corporation or by the Employee.

(g) Other Benefits. The Corporation shall provide to the Employee the same benefits it makes available to other key employees of the Corporation.

8. Disclosure of Information.  The Employee recognizes and acknowledges that the Corporation’s trade secrets and all other confidential and proprietary information of a business, financial or other nature, including without limitation, lists of the Corporation’s actual and prospective customers, as they exist from time to time (collectively, the “Confidential Information”), are a valuable and unique asset of the Corporation and therefore agrees that he will not, either during or after the term of his employment, disclose any Confidential Information concerning the Corporation and/or its subsidiaries, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized to do so by the Corporation’s Board.  It is understood that the term “Confidential Information” shall not include any information that has entered or enters the public domain through no fault of the Employee.  The Employee shall not make any use whatsoever, directly or indirectly, of the Confidential Information, except as required in connection with the performance of his duties for the Corporation.  For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law.

9. Disability and Death.  In the event that Employee is absent from employment by reason of illness or other incapacity by which Employee is unable to perform the essential functions of his position for more than six (6) consecutive months during the term of this Agreement or if the Employee dies during the term of this Agreement , the Corporation may  terminate this Agreement and  the Corporation shall pay to the Employee’s estate in a lump sum within 90 days  an amount equal to 100% of the Employee’s annual salary rate then payable to the Employee pursuant to paragraph 4(a) of this Agreement.

10. Termination.  The Corporation shall have the right, on written notice to the Employee, by action of its Board to terminate the Employee’s employment immediately at any time for cause .  For purposes of this Agreement, “cause” shall mean (i) conviction of a crime involving dishonesty or (ii) willfully engaging in conduct materially injurious to the Corporation or (iii) the material breach of this Agreement or any other agreement between the Employee and the Corporation, which material breach has not been cured by Employee within ten days after Employee’s receipt of written notice from the Corporation of such material breach.  Employee shall not be required to mitigate the amount of any payment provided for in this paragraph 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 12 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Corporation or otherwise.  In the event of termination of this Agreement for cause (including death or disability), the Corporation shall have no further obligation to make any payments or provide any benefits hereunder, with the exception of any Medical coverage that was provided during the Employee’s employment.  Such Medical coverage shall continue for such period of time equal to the time the Employee worked at the Corporation, but in no event shall the Medical coverage be discontinued less than one-year after the termination of said Employee.

11. Change in Control.

(a)           In the event that (i) the duties and responsibilities of Employee are at any time significantly changed (by diminution, increase or other significant alteration) from the duties and responsibilities presently exercised by him or (ii) there is a “Change in Control” (as hereinafter defined) of the Corporation, Employee may at his election, at any time within one year after either of such events, terminate this Agreement with 60 days prior written notice and Employee shall be entitled to the following compensation, in lieu of the other compensation and bonuses provided herein:

(i)           The Corporation shall pay as severance pay to Employee, no later than the thirtieth day following the effective date of termination, a lump-sum payment equal to Five Million Dollars ($5,000,000).

(ii)           All the shares of common stock of the Corporation issued hereunder shall become freely-traded after a 90-day period from the effective date of the Change of Control, in accordance with Rule 144, promulgated under the Securities Act of 1933, as amended. The Company will accept reasonable legal opinion from any law firm with respect to the removal of the restricted legend of such shares.

(iii)           For an eighteen (18) month period after such termination, the Corporation shall arrange to provide the Employee with life, disability, and accident and group health insurance benefits substantially similar to those that Employee was receiving immediately prior to the termination

(b)           Employee shall not be required to mitigate the amount of any payment provided for in this paragraph 11 by seeking other employment or otherwise.

(c)           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” or group of  “persons” (as the term “person” is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than persons (A) holding equity interests or (B) with whom the Corporation has entered into definitive agreements regarding the purchase of equity interests, as of the first day of the term date of this Agreement and their affiliates, and other than the Employee) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

12. Enforceability, etc.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

13. Notices.  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested to the parties at their respective addresses set forth on the signature page hereof, or to such other address as the parties shall have designated by notice to the other parties.

14. Waiver.  The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

15. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Employee, his heirs and legal representatives.

16. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to principles of conflicts of laws.  Any disputes shall be resolved in accordance with the rules of the American Arbitration Association . This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.

By:____________________________________________
Name: Daniel Grodnik
Title: Chairman of the Board of Director

EMPLOYEE

By: ___________________________________________
Daniel Grodnik